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                                                                     EXHIBIT 5.1

March 10, 1999

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Dear Sirs:

     With reference to the registration statement on Form S-3 (the "Registration Statement") that Lucent Technologies Inc. (the "Company") has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to be effective upon filing pursuant to Rule 462(b), relating to the issuance of $200,000,000 of the Company's Debentures (the "Debentures") to be issued under an indenture dated as of April 1, 1996 (the "Indenture"), between the Company and The Bank of New York, Trustee, I am of the opinion that:

     1. the Company is a duly organized and validly existing corporation under the laws of the State of Delaware;

     2. the issuance of the Debentures has been duly authorized by appropriate corporate action;

     3. the Debentures, when duly executed and authenticated in accordance with the terms of the Indenture and delivered in accordance with the provisions of an Underwriting Agreement dated as of March 10, 1999, will be legally issued and binding obligations of the Company in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors' rights and to general equity principles; and

     4. the Company meets all the requirements for filing the Registration Statement.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the related prospectus under the heading "Legal Matters".

                                          Very truly yours,

                                          Pamela F. Craven
                                          Vice President-Law and Secretary